EXECUTION VERSION

MASTER PARTICIPATION AGREEMENT

THIS MASTER PARTICIPATION AGREEMENT, dated as of May 21, 2012 (together with any amendments or modifications from time to time hereto, this “Agreement”), is made by and between Garrison Funding 2010-1 LLC, a Delaware limited liability company (“Grantor”), and Garrison Funding 2012-1 LLC, a Delaware limited liability company (together with its successors and assigns, “Participant”).

WITNESSETH:

WHEREAS, Grantor wishes to sell to Participant, and Participant wishes to purchase from Grantor, without recourse to Grantor except as set forth herein, a participation interest in certain assets and certain rights relating thereto, which assets are identified on Schedule I (such assets, the “Participated Assets”);

WHEREAS, the Participated Assets are currently pledged to secure the Secured Notes (as defined in the Indenture) and other obligations of Grantor under that certain indenture, dated as of November 5, 2010, by and between Grantor, as issuer, and Deutsche Bank Trust Company Americas, as trustee, as amended, supplemented, restated or modified from time to time (the “Indenture”);

WHEREAS, on the Closing Date Grantor shall cause the Participated Assets to be released from the lien of the Indenture pursuant to the terms thereof;

WHEREAS, upon receipt of an effective assignment of each Participated Asset, Grantor intends to sell, transfer, convey and assign its entire right, title and interest in and to such Participated Asset and Transferred Rights related thereto to Participant and Participant intends to acquire the same from Grantor; and

WHEREAS, certain capitalized terms used throughout this Agreement are defined herein or in Section 9 hereof. In addition, capitalized terms used but not defined herein have the meanings given to such terms in the Credit Agreement;

NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1.          The Participation.

1.1.          As of the Closing Date (i) Grantor hereby sells (and, in the case of the Contributed Participation Portion, hereby agrees to facilitate a capital contribution on behalf of Participant Parent), transfers, assigns, grants and conveys without recourse, except as otherwise provided herein, to Participant, and Participant hereby purchases from Grantor on terms no less favorable to Participant than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate, (a) a 100% undivided participation interest in Grantor’s interests in the portion of the Participated Assets (as identified by Grantor) having an aggregate market value (as determined by Grantor in reasonable business judgment) equal to the Purchase Price, and the Transferred Rights relating thereto, whether outstanding as of the Closing Date or made or obtained thereafter (collectively, the “Sold Participation Portion”) and (b) a 100% undivided participation interest in Grantor’s interests in the portion of the Participated Assets (as identified by Grantor) having an aggregate market value (as determined by Grantor in reasonable business judgment) in excess of the Purchase Price, and the Transferred Rights relating thereto, whether outstanding as of the Closing Date or made or obtained thereafter (collectively, the “Contributed Participation Portion”, and, together with the Sold Participation Portion, the “Participation”), in each case, the legal title to which is held by Grantor, and (ii) Participant hereby acquires the Participation. Other than for tax and accounting purposes, Grantor and Participant agree to treat the transfer of the Participation by Grantor to Participant as a sale and purchase on all of their respective relevant books and records. Grantor hereby acknowledges that, on the date hereof, Participant shall Grant to the Collateral Agent for the benefit of the Secured Parties a security interest in Participant’s right, title and interest in and to this Agreement.

1.2.          The aggregate purchase price payable by Participant for the Participation shall be $151,909,167 (the “Purchase Price”). The Purchase Price shall be paid by Participant to Grantor on or prior to the Closing Date by delivery of immediately available funds. To the extent that the aggregate market value of the Participated Assets and the Transferred Rights relating thereto (as determined by Grantor in its reasonable business judgment) exceeds the Purchase Price, such excess (as identified by Grantor) shall be deemed to constitute a capital contribution of the Contributed Participation Portion by Participant Parent to Participant, which capital contribution shall be facilitated by Grantor and Participant as described in Section 1.3. For the avoidance of doubt, any interest accrued on any Participated Asset for the period prior to (but excluding) the Closing Date (such accrued interest, the “Excluded Interest”) shall belong to Grantor. To the extent that Participant receives any Excluded Interest, it shall promptly (but in any event within two Business Days) remit such Excluded Interest to Grantor.

1.3.          Grantor and Participant Parent hereby represent, warrant, covenant and agree that each of the following transactions shall be deemed to have occurred on the Closing Date in the order specified below (and, for administrative convenience, each of Grantor and Participant hereby agrees to facilitate the economic intent of such transactions by causing the Contributed Participation Portion to be subject to this Agreement, on the terms and subject to the conditions specified herein):

(a)          First, Grantor Parent shall have received from Grantor, its wholly owned subsidiary, all of Grantor’s right, title and interest in and to the Contributed Participation Portion, without recourse, by means of a final distribution relating to the redemption of the Subordinated Notes held by the Grantor Parent;

(b)          Second, Garrison BDC shall have received from Grantor Parent, its wholly owned subsidiary, all of Grantor Parent’s right, title and interest in and to the Contributed Participation Portion, without recourse, by means of a dividend in kind;

(c)          Third, Participant Parent shall have received from Garrison BDC, the owner of 100% of the limited liability company interests in Participant Parent, all of Garrison BDC’s right, title and interest in and to the Contributed Participation Portion, without recourse, by means of a capital contribution; and

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(d)          Fourth, Participant Parent shall contribute, transfer, assign and set over and otherwise convey to Participant, its wholly owned subsidiary, without recourse, all right, title and interest of Participant Parent in and to the Contributed Participation Portion as a capital contribution.

1.4.          Grantor and Participant hereby acknowledge and agree that (i) the sale (or, in the case of the Contributed Participation Portion, contribution), transfer, assignment, grant and conveyance of the Participation is being effected pursuant to this Agreement instead of an assignment of Grantor’s legal interest in and title to the Participated Assets and the Transferred Rights related thereto because the conditions precedent under the Related Contracts to the transfer, assignment and conveyance of Grantor’s legal interest in and title to the Participated Assets and the Transferred Rights related thereto may not be fully satisfied as of the Closing Date and (ii) the sale (or, in the case of the Contributed Participation Portion, contribution), transfer, grant and conveyance of the Participation hereunder shall have the consequence that Grantor does not have an equitable interest in the Participated Assets and the Transferred Rights related thereto and Participant holds 100% of the equitable interest in the Participated Assets and the Transferred Rights relating thereto. At no additional cost to Participant, Grantor will prepare individual Assignments consistent with the requirements of the Related Contracts and provide them to any Persons required under the Related Contracts, which Assignments will become effective in accordance with the Related Contracts upon obtaining certain consents thereto or upon the passage of time or both. Grantor shall use its commercially reasonable efforts to cause such Assignments to become effective as soon as practicable after the Closing Date, but in no event later than the date that is 15 days prior to the Calculation Date immediately preceding the Quarterly Payment Date falling in August 2012. Upon any such Assignment becoming effective, (a) the related asset shall no longer be a Participated Asset subject to this Agreement, (b) legal title will be transferred to Participant pursuant to Section 1.8 and (c) the Participation with respect to such Participated Asset and Transferred Rights relating thereto will terminate automatically. In addition, upon any such Assignment becoming effective, Grantor and Participant agree, for administrative convenience, that Grantor shall transfer or cause the transfer of the Participated Asset described more particularly in such Assignment (an “Assigned Asset”) directly to the Collateral Agent (or at Collateral Agent’s direction, the Custodian) to be held for the benefit of the Secured Parties in accordance with the terms of the Credit Agreement. Any such Assigned Asset shall be delivered to the Collateral Agent by: (i) if such Assigned Asset constitutes an instrument, tangible chattel paper, a negotiable document, or money, causing the Collateral Agent to take possession of such instrument indorsed to the Collateral Agent or in blank, or such money, negotiable document, or tangible chattel paper, in the State of New York separate and apart from all other property held by the Collateral Agent, (ii) if such Assigned Asset constitutes a certificated security in bearer form, causing the Collateral Agent to take possession of the related security certificate in the State of New York, (iii) if such Assigned Asset constitutes a certificated security in registered form, causing the Collateral Agent to take possession of the related security certificate in the State of New York, indorsed to the Collateral Agent or in blank by an effective indorsement, or registered in the name of the Collateral Agent, upon original issue or registration of transfer by the issuer of such certificated security, (iv) if such Assigned Asset constitutes an uncertificated security, causing the issuer of such uncertificated security to register the Collateral Agent as the registered owner of such uncertificated security, (v) if such Assigned Asset constitutes a security entitlement, causing the Custodian to indicate by book entry that the financial asset relating to such security entitlement has been credited to the Custodial Account, (vi) if such Assigned Asset constitutes a deposit account, causing such deposit account to be established and maintained in the name of the Collateral Agent by a bank the jurisdiction of which for purposes of the UCC is the State of New York and (vii) taking such additional or alternative procedures as may hereafter become appropriate to grant a first priority, perfected security interest in such Assigned Asset to the Collateral Agent, consistent with applicable law or regulations. If any item of the Assigned Asset is a financial asset issued by an issuer that is not the United States of America, an agency or instrumentality thereof, or some other United States person or entity, and if such item cannot be delivered as set forth above, such item may be delivered by the Collateral Agent holding such item in an account created and maintained in the name of the Collateral Agent with a banking or securities institution or a clearing agency or system located outside the United States such that the Collateral Agent holds a first priority, perfected security interest in such Assigned Asset.

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1.5.          Grantor shall direct all Obligors, administrative agents and loan agents (as applicable) with respect to the Participated Assets to pay any Collections with respect thereto into the Collection Account. Upon Grantor’s receipt of any Collections, Participant hereby instructs Grantor to remit, and Grantor shall remit, or cause its custodian to remit, such Collections (other than any Excluded Interest, which shall be retained by Grantor) within two Business Days of its receipt thereof directly to the Collection Account.

1.6.          Grantor shall not be obligated to make any payment to Participant in anticipation of the receipt of funds from the related Obligor with respect to any Participation. If Grantor is required at any time to return to an Obligor or to a trustee, receiver, liquidator, custodian or other similar official any portion of the payments made by the Obligor to Grantor and transferred by Grantor to (and paid to) Participant, then Participant shall, on demand of Grantor, forthwith return to Grantor any such payments transferred (and paid) to Participant by Grantor in respect of the Participation, but without interest on such payments (unless Grantor is required to pay interest on such amounts to the Person recovering such payments).

1.7.          It is the intention of Grantor, Participant Parent and Participant that the conveyance of the Participation by Grantor and Participant Parent to Participant as provided in this Section 1 be, and be construed as, an absolute sale (or, in the case of the Contributed Participation Portion, contribution), without recourse, of the Participation by Grantor and Participant Parent to Participant. Furthermore, it is not intended that such conveyance be deemed a pledge of the Participation by Grantor and Participant Parent to Participant to secure a debt or other obligation of Grantor or Participant Parent or that the Participation be part of Grantor’s or Participant Parent’s bankruptcy estate in the event of a bankruptcy petition or other action by or against Grantor or Participant Parent under any insolvency law. If, however, notwithstanding the intention of Grantor, Participant Parent and Participant, the conveyance provided for in this Section 1 is determined, for any reason, not to be an absolute sale (or, in the case of the Contributed Participation Portion, contribution), then Grantor, Participant Parent and Participant intend that this Agreement shall be deemed to be a “security agreement” within the meaning of Article 9 of the UCC and Grantor and Participant Parent hereby grants to Participant a “security interest” within the meaning of Article 9 of the UCC in all of Grantor’s and Participant Parent’s right, title and interest in and to the Participated Assets, the related Transferred Rights and the Participation, now existing and hereafter created, to secure the rights of Participant and the obligations of Grantor and Participant Parent hereunder, including any obligation to repay any deemed loan made by Participant to Grantor or Participant Parent. Grantor and Participant Parent, by execution and delivery of this Agreement, authorizes Participant, the Administrative Agent and the Collateral Agent on behalf of the Secured Parties to file UCC financing statements naming each of Grantor and Participant Parent as “debtor”, Participant as “assignor secured party” and the Collateral Agent as “assignee secured party”, or similar applicable designations, and describing the Participated Assets and the Transferred Rights, in each jurisdiction that Participant deems necessary in order to protect the security interests in the Participation granted under this Section 1.7.

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1.8.        Upon receipt by Participant or the Collateral Agent of the effective Assignment of any Participated Asset pursuant to Section 1.4, Grantor, for value received, hereby sells, assigns, transfers and conveys to Participant, and Participant hereby irrevocably purchases and assumes from Grantor (i) all of Grantor’s right, title and interest (the “Assigned Interest”) in, to and under the Assigned Asset and (ii) the Transferred Rights with respect thereto.

Section 2.          Representations and Warranties.

2.1.        Grantor hereby represents and warrants to Participant that:

(a)          Organization and Good Standing. Grantor is a limited liability company duly organized and validly existing in good standing under the laws of the jurisdiction of its formation and has full power, authority and legal right to own its properties and conduct its business as such properties are presently owned and as such business is presently conducted, except where the failure to be in good standing or have such power, authority or right would not have a material adverse effect on the financial condition of Grantor or its ability to perform its obligations under this Agreement.

(b)          Due Qualification. Grantor is duly qualified to do business and is in good standing as a foreign corporation and has obtained all necessary licenses and approvals as required under the laws of all jurisdictions in which the ownership or lease of its property and or the conduct of its business requires such qualification, standing, license or approval, except to the extent that the failure to so qualify, maintain such standing or be so licensed or approved would not have a material adverse effect on the financial condition of Grantor or its ability to perform its obligations under this Agreement.

(c)          Due Authorization. The execution and delivery of and performance under this Agreement and each other document or instrument to be delivered by Grantor hereunder (collectively, the “Sale Documents”), and the consummation of the transactions provided for herein and therein have been duly authorized by Grantor by all necessary limited liability company action on the part of Grantor.

(d)          No Conflict. The execution and delivery of this Agreement and each of the Sale Documents, the performance of the transactions contemplated hereby and thereby and the fulfillment of the terms hereof and thereof, will not conflict with, result in any breach of any of the material terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, any indenture, loan, agreement, mortgage, deed of trust, or other instrument to which Grantor is a party or by which it or any of its property is bound, except where such conflict, contravention, breach, violation or default would not have a material adverse effect on the financial condition of Grantor or its ability to perform its obligations under this Agreement.

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(e)          No Proceedings. There are no Proceedings or investigations pending or, to the best knowledge of Grantor, threatened against Grantor, before any governmental or public body or authority (i) asserting the invalidity of this Agreement or any of the Sale Documents, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any of the Sale Documents, or (iii) seeking any determination or ruling which would, if adversely determined, materially and adversely affect the performance by Grantor of its obligations under this Agreement or any of the Sale Documents.

(f)          All Consents Required. All material approvals, authorizations, consents, orders or other actions of any Person or of any governmental or public body or authority required in connection with the execution, delivery and performance by Grantor of this Agreement and the Sale Documents have been obtained.

(g)          Solvency. The transactions contemplated under this Agreement and the Sale Documents do not and will not render Grantor insolvent.

(h)          Agreements Enforceable. This Agreement and each other Sale Document constitutes a legal, valid and binding obligation of Grantor, enforceable against Grantor in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally or general principles of equity, regardless of whether considered in a Proceeding in equity or at law.

(i)          Quality of Title. Each Participated Asset is, immediately prior to the sale (or, in the case of Participated Assets subject to the Contributed Participation Portion, immediately prior to the contribution) hereunder to Participant, owned by Grantor free and clear of any Lien, and upon the sale, contribution, transfer or assignment hereunder, Participant shall acquire 100% of the equitable title to and ownership of each such Participated Asset, free and clear of any Lien.

(j)          Security Interest. As described in Section 1.7, it is the intention of Grantor and Participant that the conveyance of the Participation by Grantor to Participant be, and be construed as, an absolute sale (or, in the case of the Contributed Participation Portion, contribution) without recourse. If, however, notwithstanding the intention of the parties, such conveyance is determined for any reason not to be an absolute sale (or, in the case of the Contributed Participation Portion, contribution), Grantor grants a security interest (as defined in the UCC) to Participant in the Participation, which is enforceable in accordance with the UCC upon execution and delivery of this Agreement. Upon the filing of UCC-1 financing statements naming Participant as purchaser/secured party and Grantor as seller/debtor, Participant shall have a first priority perfected security interest in the Participation. All filings (including, without limitation, such UCC filings) as are necessary in any jurisdiction to perfect the interest of Participant in the Participation have been made.

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(k)          Value Given. The payment of the Purchase Price for the Sold Participation Portion conveyed under this Agreement constitutes reasonably equivalent value therefor and the transfer by Grantor thereof to Participant was not made for or on account of an antecedent debt owed by Grantor to Participant, and such transfer was not and is not voidable or subject to avoidance under any section of the Bankruptcy Code.

(l)          Separate Entity. Grantor is operated as an entity with assets and liabilities distinct from those of Participant and any Affiliates thereof, and Grantor hereby acknowledges that the Collateral Agent and the Secured Parties under the Credit Agreement are entering into the transactions contemplated by the Credit Agreement in reliance upon Grantor’s identity as a separate legal entity from Participant and from each such Affiliate of Participant.

(m)          No Violation. The execution and delivery of this Agreement, the performance of the transactions contemplated hereby and the fulfillment of the terms hereof will not conflict with or violate, in any material respect, any requirements of laws applicable to Grantor, except where such conflict or violation would not have a Material Adverse Effect.

2.2.          Participant hereby represents and warrants to Grantor, as of the date of this Agreement, unless otherwise indicated, that:

(a)          Organization and Good Standing. Participant is a limited liability company duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation, and has full power, authority and legal right to own or lease its properties and conduct its business as such business is presently conducted, except where the failure to be in good standing or have such power, authority or right would not have a Material Adverse Effect.

(b)          Due Qualification. Participant is duly qualified to do business and is in good standing as a limited liability company, and has obtained or will obtain all necessary licenses and approvals, in each jurisdiction in which the nature of its business requires it to be so qualified, except to the extent the failure to so qualify, maintain such standing or be so licensed or approved would not have a Material Adverse Effect.

(c)          Due Authorization. The execution and delivery of this Agreement and the consummation of the transactions provided for herein have been duly authorized by Participant by all necessary action on the part of Participant.

(d)          No Conflict. The execution and delivery of this Agreement, the performance by Participant of the transactions contemplated hereby and the fulfillment of the terms hereof will not conflict with or result in any breach of any of the terms and provisions of, and will not constitute (with or without notice or lapse of time or both) a default under, Participant’s limited liability company agreement, unless such conflict, contravention, breach, violation or default would not have a Material Adverse Effect.

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(e)          No Violation. The execution and delivery of this Agreement, the performance of the transactions contemplated hereby and the fulfillment of the terms hereof will not conflict with or violate, in any material respect, any requirements of laws applicable to Participant, except where such conflict or violation would not have a Material Adverse Effect.

(f)          Ordinary Course of Business. Any purchase or participation of Participated Assets pursuant to this Agreement is in the ordinary course of business and financial affairs of Participant. Each remittance of Collections by Grantor to Participant, as transferee under this Agreement, will have been received in the ordinary course of business or financial affairs of Participant.

Section 3.          Covenants.

3.1.        Subject to the ability of Grantor, at its sole option, to be liquidated or dissolved after all Participated Assets sold by it are no longer covered by a Participation and this Agreement is terminated as provided in Section 7, on and after the Closing Date so long as any Participation is outstanding under this Agreement, Grantor shall:

(a)          Observe in all material respects all procedures required by its organizational documents and preserve and maintain its existence as a limited liability company which is an entity separate from Participant and all rights, franchises and privileges in the jurisdiction of its organization, and qualify and remain qualified to do business and in good standing in each jurisdiction where the nature of its business requires it to do so except where the failure to be so qualified and in good standing would not have a material adverse effect on the financial condition of Grantor or its ability to perform its obligations under this Agreement.

(b)          Except as otherwise provided under this Agreement, perform and comply in all material respects with its obligations under the terms of all Related Contracts.

(c)          Grantor agrees, at its own expense (i) to continuously maintain in its books and records a notation next to any index or listing of assets that includes any of the Participated Assets indicating that pursuant to this Agreement the Participation in such Participated Assets has been granted and sold (or, in the case of the Contributed Participation Portion, contributed) by Grantor to Participant, by identifying such asset with the designation “100% Participation granted to Garrison Funding 2012-1 LLC, its successors and assigns”, and (ii) to permit Participant and its successors, assigns and their respective agents to examine its books and records during normal business hours on not less than five Business Days prior notice to confirm Grantor’s compliance with this sentence.

(d)          Grantor will maintain its files with respect to the Participated Assets and related documents in a manner clearly marked to indicate that such files relate to the Participated Assets subject to the arrangements provided for in this Agreement.

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(e)          From and after the Closing Date, if Grantor receives any notices, correspondence, reports, financial statements or other documents in respect of any Related Contracts relating to a Participated Asset or the Transferred Rights relating thereto, Grantor shall promptly after receipt forward the same to or at the direction of Participant.

(f)          Grantor shall promptly upon the reasonable request of Participant, the Collateral Agent, or the Administrative Agent execute and deliver such further instruments and take such further action as may be necessary to maintain Participant’s first priority perfected security interest in the Participation pledged by Grantor hereunder free and clear of any Liens (other than Permitted Liens).  In connection with the foregoing, Grantor authorizes Participant, the Administrative Agent or the Collateral Agent to file or record financing statements and other filing or recording documents or instruments with respect to the Participation in such form and in such offices as may be necessary to perfect the security interests of Participant under this Agreement; provided that none of Participant, the Collateral Agent or the Administrative Agent assumes any obligation of Grantor to maintain such security interest.

(g)          Other than for tax and accounting purposes, Grantor will treat the transfer of the Participation to Participant for all purposes as a sale and purchase on all of its relevant books and records.

(h)          Grantor shall not make any change in its instructions to Obligors regarding payments to be made to the Collection Account unless the Administrative Agent shall have given its prior written consent to such change.

3.2.         From the Closing Date until no Participation is outstanding and this Agreement is terminated pursuant to Section 7, Grantor will not, except for the Grant of the Participation hereunder, the Assignment to Participant on each Assignment Date of Participated Assets and the Transferred Rights related thereto in accordance with Section 1, sell, pledge, assign or transfer to any other Person, or Grant (whether by operation of law, pursuant to a judgment or otherwise) any Lien on any Participated Asset or the related Transferred Rights or any interest of Grantor therein.

Section 4.          Closing.

4.1.        The closing of the transactions contemplated to occur on the Closing Date shall be subject to each of the following conditions:

(a)          all of the representations and warranties of Participant and Grantor specified herein shall be true and correct in all material respects as of the Closing Date;

(b)          Participant shall have (i) paid (or caused the payment of, which may be through an escrow agreement) the Purchase Price in respect of the Sold Participation Portion to Grantor and (ii) increased the capital account of Participant Parent by an amount equal to the market value of the Contributed Participation Portion;

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(c)          all documents specified in Section 4.2 (the “Closing Documents”), in such forms as are agreed upon and reasonably acceptable to Grantor and Participant, shall be duly executed and delivered by all signatories as required pursuant to the respective terms thereof;

(d)          Grantor has caused the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions in order to perfect the security interest in the Participation granted by Grantor to Participant pursuant to Section 1.7, and assigned by Participant to the Collateral Agent (for the benefit of the Secured Parties) under the Credit Agreement;

(e)          no event has occurred and is continuing, or would result from such purchase that constitutes an Event of Default;

(f)          no law or regulation shall prohibit, and no order, judgment or decree of any federal, state or local court or governmental body, agency or instrumentality shall prohibit or enjoin, the making of any such purchase or acquisition by Participant in accordance with the provisions hereof;

(g)          the conditions precedent set forth in Sections 3.1 and 3.2 of the Credit Agreement shall have been satisfied or waived in accordance with their terms; and

(h)          all other terms and conditions of this Agreement required to be complied with on or before the Closing Date shall have been complied with in all material respects.

Grantor and Participant agree to use commercially reasonable efforts to perform their respective obligations hereunder in a manner that will enable Participant to acquire the Participation on the Closing Date.

4.2.        The Closing Documents shall consist of the following:

(a)          this Agreement duly executed and delivered by Grantor and Participant;

(b)          a certificate of good standing regarding Grantor from the State of Delaware;

(c)          a certificate of good standing regarding Participant from the State of Delaware; and

(d)          such further certificates, opinions and documents as Grantor or Participant may reasonably request.

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Section 5.          Voting.

On and after the Closing Date, (a) Participant shall have sole authority to exercise all voting and other rights and remedies with respect to the Participated Assets and the Transferred Rights related thereto and (b) if for any reason Grantor is exclusively entitled to exercise any such rights (including the right to vote) on or after the Closing Date, (i) Grantor shall vote in accordance with the directions of Participant and (ii) Grantor shall take (or refrain from taking) any action with respect to the Participated Assets and the Transferred Rights related thereto in accordance with the prior written instructions of Participant except (A) as reasonably determined by Grantor upon the advice of counsel as prohibited under applicable law, or the Related Contracts or (B) if following such instructions might (in Grantor’s reasonable determination) expose Grantor to any obligation, liability, or expense that in Grantor’s reasonable judgment is material and for which Grantor has not been provided adequate indemnity; provided that if upon the advice of counsel Grantor reasonably determines that such an action may not be permitted by the applicable Related Contracts with respect to a particular Participated Asset, then prior to Grantor engaging in such a vote or exercising any such rights or remedies with respect to such Participated Asset or the Transferred Rights related thereto, Grantor shall consult and cooperate with Participant, with respect to such vote or exercise of rights or remedies and, in connection therewith, shall exercise the same standard of care as it normally exercised with respect to loans or equity interests made or held by Grantor in its own account or managed for the account of Grantor with respect to which no participations are sold and without regard to other investments or relationships that Grantor may have with the applicable Obligor.

Participant acknowledges that the Related Contracts may contain restrictions on the voting rights that the seller of a participation interest therein may convey to the purchaser thereof, and Participant and Grantor agree that the Participation contemplated hereby shall convey to Participant only those voting rights which are permitted to be transferred to the purchaser of a participation pursuant to the Related Contracts, and that any conveyance or purported conveyance of voting rights in contravention of the restrictions contained in the Related Contracts shall be ineffective to transfer such voting rights. Under such circumstances Grantor shall confer with Participant with respect thereto and comply with the immediately preceding paragraph to the extent not prohibited by the Related Contracts.

Section 6.          Further Transfers.

Participant may sell, assign, grant a participation in, or otherwise transfer all or any portion of this Agreement, its rights under this Agreement, or any interest in the Participation, the Participated Assets or the Transferred Rights relating thereto, in each case without Grantor’s prior consent; provided that (i) such sale, assignment, participation, or transfer shall comply with any applicable requirements in the Related Contracts and shall not violate any applicable law, and (ii) notwithstanding any such sale, assignment, participation or transfer, unless Grantor otherwise consents in writing, (A) Participant’s obligations to Grantor under this Agreement shall remain in full force and effect until fully paid, performed, and satisfied and (B) Grantor shall continue to deal solely and directly with Participant in connection with Participant’s obligations under this Agreement. Simultaneously with the execution and delivery of this Agreement, Participant shall collaterally assign all of its right, title and interest herein to the Collateral Agent as agent for the Secured Parties under the Credit Agreement as provided in the Credit Agreement, to which assignment Grantor hereby expressly consents.

Section 7.          Termination.

This Agreement shall continue in full force and effect until the latest to occur of (i) with the prior written consent of the Administrative Agent, termination by written agreement of the parties hereto and (ii) there being no Participated Assets and no Participation outstanding.

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Section 8.          Miscellaneous.

8.1.          THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO HEREBY AGREES TO THE JURISDICTION OF ANY COURT OF THE STATE OF NEW YORK AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK. EACH OF THE PARTIES HERETO HEREBY WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS, AND ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER IN ANY OF THE AFOREMENTIONED COURTS AND CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

8.2.          Grantor or Participant may notify the Obligor(s) of the Participation.

8.3.          No failure on the part of a party to exercise, and no delay in exercising, any right under this Agreement shall operate as a waiver hereof by such party, nor shall any single or partial exercise of any right under this Agreement preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies of each party provided herein are cumulative and are in addition to, and are not exclusive of, any rights or remedies provided by law (except as otherwise expressly set forth in this Agreement) and are not conditional or contingent on any attempt by such party to exercise any of its rights under any other related document against the other party or any other Person.

8.4.          This Agreement may be executed in one or more counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same instrument.

8.5.          Any amendments of this Agreement shall be (i) in writing and signed by each party hereto, (ii) if directed by the Majority Lenders in writing, by the Collateral Agent and (iii) in accordance with Section 12.5 of the Credit Agreement (including, without limitation, subject to the consent rights of the Majority Lenders).

8.6.          Each party hereto agrees to bear its own expenses in connection with the preparation, execution, delivery and amendment of this Agreement.

8.7.          All representations, warranties and covenants made by Grantor and Participant shall be considered to have been relied upon by the parties hereto and shall survive the date of this Agreement and the execution, delivery and performance of this Agreement, any termination hereof, or any sale, assignment, participation or transfer by Participant, without limitation, the representations, warranties, covenants and agreements contained herein shall inure to the benefit of and be enforceable by and against Grantor and Participant each of their respective successors and permitted assigns. Each of Grantor and Participant agrees to execute and deliver, or to cause to be executed and delivered, all such instruments, and to take all such action as the other party may reasonably request in order to effectuate the intent and purposes of, and to carry out the terms of, this Agreement.

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8.8.          This Agreement together with any schedules and exhibits hereto constitutes the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, understandings or representations pertaining to the subject matter hereof, whether oral or written. The captions and headings in this Agreement are for convenience only and are not intended to be full or accurate descriptions of the contents thereof. They shall not be deemed to be part of this Agreement and in no way define, limit, extend or describe the scope or intent of any provisions hereof. If any provision of this Agreement or any other agreement or document delivered in connection with this Agreement, if any, is partially or completely invalid or unenforceable in any jurisdiction, then that provision shall be ineffective in that jurisdiction to the extent of its invalidity or unenforceability, but the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, all of which shall be construed and enforced as if that invalid or unenforceable provision were omitted, nor shall the invalidity or unenforceability of that provision in one jurisdiction affect its validity or enforceability in any other jurisdiction.

8.9.          This Agreement shall inure to the benefit of and the obligations thereunder shall be binding upon the parties hereto and their respective permitted successors and assigns. Any permitted assigns of Participant shall be third-party beneficiaries of this Agreement. Grantor agrees that the Collateral Agent, as agent for the Secured Parties under the Credit Agreement, shall be a third party beneficiary hereof. The Collateral Agent as agent for the Secured Parties under the Credit Agreement may, but is not obligated to, enforce the provisions of this Agreement, exercise the rights of Participant and enforce the obligations of Grantor hereunder following an Event of Default and as provided in of the Credit Agreement.

8.10.         All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including e-mail communication and communication by facsimile copy) and mailed, e-mailed, transmitted or delivered, as to each party hereto, at its address set forth below or at such other address as shall be designated by such party in a written notice to the other party hereto. All such notices and communications shall be effective upon receipt, or in the case of (a) notice by mail, five days after being deposited in the United States mail, first class postage prepaid, (b) notice by e-mail, when e-mailed against receipt of answer back, or (c) notice by facsimile copy, when verbal communication of receipt is obtained.

(a)          In the case of notice to Participant, to:

Garrison Funding 2012-1 LLC
c/o Garrison Investment Group LP
1350 Avenue of the Americas, Suite 905
New York, New York 10019
Attention: Rob Feeney
Facsimile: (212) 372-9525

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(b)          In the case of notice to Grantor, to:

Garrison Funding 2010-1 LLC
c/o Puglisi & Associates
850 Library Avenue, Suite 204
Newark, Delaware 19711
Attention: Don Puglisi
Facsimile: (302) 738-7210

(c)          In the case of notice to the Administrative Agent, to:

Natixis, New York Branch
9 West 57th Street, 36th Floor
New York, New York 10019
Attention: Yazmin Vasconez
Telephone No.: (212) 891-6176
Facsimile No.: (646) 282-2361
Email: agent_group@us.natixis.com

8.11.         The relationship between Grantor and Participant shall be that of seller and buyer. Except as otherwise expressly provided herein, neither party is a trustee, fiduciary or agent of the other. This Agreement shall not be construed to create a partnership or joint venture between Grantor and Participant.

8.12.         It is expressly understood and agreed that the respective Obligors may be unaware that Participations in the Participated Assets and the Transferred Rights relating thereto may be sold (or, in the case of the Contributed Participation Portion, contributed) to Participant and that Grantor does not contemplate notifying any of the Obligors of any such sale (or, in the case of the Contributed Participation Portion, contribution), although Grantor does contemplate notifying the Obligors or agent under the Related Contracts, as applicable, of the Assignment thereof. Participant agrees to maintain the confidentiality of this Agreement, the Participation, each Related Contract and all nonpublic information concerning any Obligor or other party to an Related Contract furnished to Participant by Grantor, except that Participant may disclose the same, in confidence, (i) to its attorneys and auditors, (ii) to any regulatory body having authority over it in connection with any examination by such regulatory body or as otherwise provided in the Credit Agreement, (iii) in connection with the enforcement of this Agreement or any other Sale Document, (iv) to any party to the Credit Agreement or any other Loan Document, (v) to any Rating Agency or (vi) as otherwise required by applicable law.

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8.13.         Recourse Against Certain Parties.

(a)          No recourse under or with respect to any obligation, covenant or agreement (including, without limitation, the payment of any fees or any other obligations) of Grantor as contained in this Agreement or any other agreement, instrument or document entered into by it pursuant hereto or in connection herewith shall be had against any administrator of Grantor or any incorporator, member, manager, officer, employee, shareholder or director of Grantor or of any such administrator, as such, by the enforcement of any assessment or by any legal or equitable Proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that the agreements of Grantor contained in this Agreement and all of the other agreements, instruments and documents entered into by it pursuant hereto or in connection herewith are, in each case, solely the limited liability company obligations of Grantor, and that no personal liability whatsoever shall attach to or be incurred by any administrator of Grantor or any incorporator, member, manager, officer, employee, shareholder or director of Grantor or of any such administrator, as such, or any of them, under or by reason of any of the obligations, covenants or agreements of Grantor contained in this Agreement or in any other such instruments, documents or agreements, or that are implied therefrom, and that any and all personal liability of every such administrator of Grantor and each incorporator, member, manager, officer, employee or director of Grantor or of any such administrator, or any of them, for breaches by Grantor of any such obligations, covenants or agreements, which liability may arise either at common law or at equity, by statute or constitution, or otherwise, is hereby expressly waived as a condition of and in consideration for the execution of this Agreement.

(b)          No recourse under or with respect to any obligation, covenant or agreement (including, without limitation, the payment of any fees or any other obligations) of Participant as contained in this Agreement or any other agreement, instrument or document entered into by it pursuant hereto or in connection herewith shall be had against any administrator of Participant or any incorporator, member, manager, officer, employee, shareholder or director of Participant or of any such administrator, as such, by the enforcement of any assessment or by any legal or equitable Proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that the agreements of Participant contained in this Agreement and all of the other agreements, instruments and documents entered into by it pursuant hereto or in connection herewith are, in each case, solely the limited liability company obligations of Participant, and that no personal liability whatsoever shall attach to or be incurred by any administrator of Participant or any incorporator, member, manager, officer, employee, shareholder or director of Participant or of any such administrator, as such, or any of them, under or by reason of any of the obligations, covenants or agreements of Participant contained in this Agreement or in any other such instruments, documents or agreements, or that are implied therefrom, and that any and all personal liability of every such administrator of Participant and each incorporator, member, manager, officer, employee or director of Participant or of any such administrator, or any of them, for breaches by Participant of any such obligations, covenants or agreements, which liability may arise either at common law or at equity, by statute or constitution, or otherwise, is hereby expressly waived as a condition of and in consideration for the execution of this Agreement. Recourse in respect of any obligations of Participant hereunder will be limited to Participant’s assets and on the exhaustion thereof, and application in accordance with the Priority of Payments set forth in the Credit Agreement, all claims against Participant arising from this Agreement or any transactions contemplated hereby shall be extinguished.

(c)          The provisions of this Section 8.13 shall survive the termination of this Agreement.

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8.14.       Non-Petition.

(a)          Grantor agrees not to cause the filing of an involuntary petition in bankruptcy against Participant for any reason whatsoever until the payment in full of all Obligations under the Credit Agreement (or, if a Takeout Transaction occurs, the payment in full of all obligations thereunder) and the expiration of a period equal to one year and one day (or, if longer, the applicable preference period then in effect) following all such payments; provided that nothing in this clause shall preclude, or be deemed to estop, Grantor (A) from taking any action prior to the expiration of the aforementioned one year and one day (or, if longer, the applicable preference period then in effect) period in (x) any case or Proceeding voluntarily filed or commenced by Participant or (y) any involuntary insolvency Proceeding filed or commenced against Participant, by a Person other than Grantor or its Affiliates, or (B) from commencing against Participant or any properties of Participant any legal action which is not a bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation Proceeding.

(b)          Participant agrees not to cause the filing of an involuntary petition in bankruptcy against Grantor for any reason whatsoever until the payment in full of all Notes (as defined in the Indenture) and the expiration of a period equal to one year and one day (or, if longer, the applicable preference period then in effect) following all such payments; provided that nothing in this clause shall preclude, or be deemed to estop, Participant (A) from taking any action prior to the expiration of the aforementioned one year and one day (or, if longer, the applicable preference period then in effect) period in (x) any case or Proceeding voluntarily filed or commenced by Grantor or (y) any involuntary insolvency Proceeding filed or commenced against Grantor, by a Person other than Participant or its Affiliates, or (B) from commencing against Grantor or any properties of Grantor any legal action which is not a bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation Proceeding.

(c)          The provisions of this Section 8.14 shall survive the termination of this Agreement for any reason whatsoever.

Section 9.          Definitions. Certain capitalized terms used throughout this Agreement are defined above or in this Section 9. In addition, capitalized terms used but not defined herein have the meanings given to such terms in the Credit Agreement.

“Agreement” means this Master Participation Agreement together with any amendments or modifications from time to time hereto.

“Assigned Assets” has the meaning specified in Section 1.4.

“Assigned Interest” has the meaning specified in Section 1.8.

“Assignment” means the assignment of assets granted by Grantor to Participant as of the Closing Date pursuant to this Agreement and each individual assignment of a Participated Asset which becomes effective on the Assignment Date with respect thereto.

“Assignment Date” means, with respect to each Participated Asset, the date(s), if any, on which Grantor irrevocably sells, transfers, assigns, grants and conveys its legal interest in and title to such Participated Assets and Transferred Rights to Participant pursuant to Section 1.4.

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“Closing Date” means May 21, 2012.

“Closing Documents” has the meaning specified in Section 4.1(c).

“Collections” means any principal payments, interest payments, fees and other payments with respect to Participated Assets or the related Transferred Rights and all other amounts paid with respect thereto, including dividends of any type, distributions with respect thereto and any proceeds of collateral for, or any guaranty of, any Participated Assets or the related Transferred Rights or the relevant Obligor's obligation to make payments with respect thereto.

“Contributed Participation Portion” has the meaning specified in Section 1.1.

“Credit Agreement” means the Credit Agreement, dated as of May 21, 2012, by and among Participant, as borrower thereunder, the Lenders from time to time party thereto, Natixis, New York Branch, as Administrative Agent and Arranger, and Deutsche Bank Trust Company Americas, as Collateral Agent and Custodian, as the same may be amended, supplemented, restated or modified from time to time.

“Excluded Interest” has the meaning specified in Section 1.2.

“Garrison BDC” means Garrison Capital LLC, a Delaware limited liability company, and its successors and assigns.

“Grantor Parent” means Garrison Capital CLO Ltd., an exempted company incorporated with limited liability under the laws of the Cayman Islands, and its successors and assigns.

“Indenture” has the meaning specified in the Recitals.

“Obligor” means, collectively, each Person obligated to make payments under an Underlying Instrument, including any guarantor thereof, and whose assets are principally relied upon by Grantor at the time such Participated Asset was originated or purchased by Grantor as the source of repayment of such Participated Asset.

“Participant Parent” means Garrison Funding 2012-1 Manager LLC, a Delaware limited liability company, and its permitted successors and assigns.

“Participated Assets” has the meaning specified in the Recitals.

“Participation” has the meaning specified in Section 1.1.

“Purchase Price” has the meaning specified in Section 1.2.

“Related Contracts” means all credit agreements, promissory notes, security agreements, leases, financing statements, guaranties, and other contracts, agreements, instruments and other papers evidencing, securing, guaranteeing or otherwise relating to any Participated Asset (including the related Underlying Instruments).

“Sale Documents” has the meaning specified in Section 2.1(c).

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“Sold Participation Portion” has the meaning specified in Section 1.1.

“Subordinated Notes” has the meaning specified in the Indenture.

“Transferred Rights” means, with respect to each Participated Asset on and after the Closing Date, any and all of Grantor’s right, title, and interest in, to and under such Participated Asset and any related commitments, and to the extent related thereto, the following:

(a)          the Participated Assets, together with all monies due or to become due in payment of such Participated Assets on and after the Closing Date;

(b)          the Related Contracts related to such Participated Assets;

(c)          all Collections related to such Participated Assets;

(d)          all collateral security granted under any Related Contracts; and

(e)          all income and proceeds of the foregoing.

“Underlying Instruments” means the indenture, credit agreement or other agreement pursuant to which a Participated Asset has been issued or created and each other agreement that governs the terms of or secures the obligations represented by such Participated Asset or of which the holders of such Participated Asset are the beneficiaries.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above written.

GARRISON FUNDING 2010-1 LLC, as Grantor

By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Independent Manager

GARRISON FUNDING 2012-1 LLC, as Participant

By:		Garrison Funding 2012-1 Manager LLC,
its Designated Manager

	By:	/s/ Brian Chase
Name: Brian Chase
Title: Chief Operating Officer

[SIGNATURES CONTINUE ON NEXT PAGE]

Garrison Funding 2012-1

Master Participation Agreement

[SIGNATURES CONTINUED FROM PREVIOUS PAGE]

Solely as to its representations, warranties, covenants and agreements set forth in Sections 1.3 and 1.7 of this Agreement:

GARRISON FUNDING 2012-1 MANAGER LLC, as Participant Parent

By:	/s/ Brian Chase
Name: Brian Chase
Title: Chief Operating Officer

Garrison Funding 2012-1

Master Participation Agreement

SCHEDULE I

List of Participated Assets

Garrison Funding 2012-1

Master Participation Agreement